Exhibit 10.14
November 4, 2009
Mr. Luis J. Pajares
317 Brock St.
Coppell, TX 75019
Dear Luis:
As a result of your resignation from the Company, your employment with Airvana, Inc. (the “Company”) will be terminated effective December 31, 2009.
In order to support your transition out of the Company, you will be eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement (the “Agreement”) as Attachment A if you sign and return this Agreement to Sam Spector, Vice President-Human Resources by November 25, 2009. By signing and returning this Agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with your attorney before signing this Agreement and you may take up to twenty-one (21) days to do so. If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying Mr. Spector in writing. If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.
If you choose not to sign and return this Agreement by November 25, 2009, or if you timely revoke your acceptance, you shall not receive any severance benefits from the Company. You will, however, receive payment upon your termination for your final wages, bonus, and other compensation earned and accrued through the Termination Date, as defined below. All vacation time earned and accrued through the Termination Date must be used by such Termination Date. Also, regardless of signing this Agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation, except to the extent provided for as a severance benefit described in the Description of Severance Benefits. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long term disability, will cease upon your Termination Date.
The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement and do not revoke it within the Revocation Period:

1.	Termination Date — Your effective date of termination from the Company is December 31, 2009 (the “Termination Date”).

2.	Description of Severance Benefits — The severance benefits to be paid to you if you timely sign and return this Agreement and do not revoke it within the Revocation Period are described in the “Description of Severance Benefits” attached as Attachment A (the “Severance Benefits”).

3.	Release — In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against any or all of the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., and the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., all as amended; the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149 § 105(d), all as amended; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; and any claim or damage arising out of your employment with or separation from the Company (including all claims for retaliation, bonus awards, and other forms of compensation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4.	Invention, Non-Disclosure, Non-Competition and Non-Solicitation — You agree to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company. You further acknowledge your continuing obligations as set forth in the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement which you executed at the inception of your employment, and which remain in full force and effect. Copies of both documents have been included with this mailing.

5.	Return of Company Property — You affirm that you have returned all Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones, and pagers, which is in your possession or control. You further affirm that you have left intact all electronic Company documents, including those which you developed or help develop during your employment.

6.	Non-Disparagement — You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

7.	Amendment — This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.	Waiver of Rights — No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.	Validity — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.	Confidentiality — You understand and agree that as a condition for payment to you of the Severance Benefits herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11.	Nature of Agreement — You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.	Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement by notifying Mr. Spector in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day Revocation Period. You further acknowledge that the consideration described herein is over and above any other money or benefits that otherwise would be due to you from the Company, that you have received any and all wages, bonuses and other compensation due to you, including any accrued but unused vacation time, and that you are not entitled to receive any additional payments or benefits beyond those provided for herein as consideration for this Agreement.

13.	Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this Agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.	Applicable Law — This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

15.	Entire Agreement — This Agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

Please contact me at (978) 250-3188 if you have any questions about the matters covered in this letter.

Very truly yours, AIRVANA, INC.
By:	/s/ Samuel Spector
Samuel Spector,
Vice President- Human Resources

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given at least twenty-one (21) days to consider this Agreement. I intend that this Agreement become a binding agreement between me and the Company if I do not revoke my acceptance in writing in seven (7) days.

/s/ Luis Pajares Luis Pajares

ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS
•	Six months of salary continuation at your current salary rate commencing on January 1, 2010 and ending on June 30, 2010 and paid in accordance with Airvana’s standard payroll schedule and practices and subject to all mandatory withholdings. This Severance Pay will be paid to you in equal installments in accordance with the Company’s regular payroll practices.

•	An amount equal to six months of your targeted incentive compensation which, based on the 2009 2nd Half Sales Incentive Plan currently in place, totals $85,000.00. This amount will be paid over six months in equal semi-monthly amounts of $7,083.33 commencing in January 2010 and ending in June 2010 and paid in accordance with Airvana’s standard payroll schedule and practices and subject to all mandatory withholdings.

•	In addition, should you elect to continue receiving group medical insurance under federal COBRA law, the Company will continue to pay its normal portion of the premiums associated with your coverage through June 30, 2010. Thereafter, all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

•	In addition the Company will make available to you outplacement service through Keystone Associates’ Comprehensive Career Transition Program. Details of this program will be provided at the time you elect to participate and you may enroll in this program starting on January 1, 2010.

•	The Company will agree to allow you to keep your lap top after it has been backed up and all applications and files have been removed.